Exhibit 3.1(b)

I certify the attached is a true and correct copy of the Articles of Amendment, filed on June 10, 2009, to Articles of Incorporation for DYNAMIC RESPONSE GROUP, INC., a Florida corporation, as shown by the records of this office.

I further certify the document was electronically received under FAX audit number H09000139396. This certificate is issued in accordance with section 15.16, Florida Statutes, and authenticated by the code noted below

The document number of this corporation is P06000071097.

Authentication Code: 009A00019715–061109–P06000071097–1/l

Given under my hand and the Great Seal of the State of Florida, at Tallahassee, the Capital, this the Eleventh day of June, 2009

Kurt S. Browning Secretary of State

ARTICLES OF AMENDMENT

TO THE

ARTICLES OF INCORPORATION

OF

DYNAMIC RESPONSE GROUP, INC.

Pursuant to Section 607.1006 of the Florida Business Corporation Act, the undersigned, being the President of DYNAMIC RESPONSE GROUP, INC., a Florida corporation (the “Corporation”), bearing Document Number P06000071097, does hereby submit these Articles of Amendment for the purpose of amending the Corporation’s Articles of Incorporation as follows:

FIRST: Article IV of the Corporation’s Articles of Incorporation shall be amended as follows:

ARTICLE IV

The maximum number of shares that this Corporation shall be authorized to issue and have outstanding at any one time shall be (i) Two Hundred Fifty Million (250,000,000) shares of common stock (the “Common Stock”) and (ii) Fifty Million (50,000,000) shares of preferred stock (the “Preferred Stock”), and further, the Board of Directors of the Company is authorized, by resolution or resolutions, at any time and from time to time, to divide and establish any or all of the shares of Preferred Stock into one or more series and, without limiting the generality of the foregoing, to fix and determine the designation of each such share, and its preferences, conversion rights, cumulative, relative, participating, optional, or other rights, including voting rights, qualifications, limitations, or restrictions thereof.

SECOND: The foregoing amendments were adopted on January 5, 2009 pursuant to unanimous written consent of the Board of Directors and on January 6, 2009 by written consent of the holders of a majority of the voting capital stock of the Corporation. Therefore, the number of votes cast for the Amendment to the Corporation’s Articles of Incorporation was sufficient for approval.

IN WITNESS WHEREOF, the undersigned, as the duly authorized officer of DYNAMIC RESPONSE GROUP, INC., has executed these Articles of Amendment to the Articles of Incorporation this June 5, 2009.

/s/ Melissa K. Rice
Melissa K. Rice Chief Executive Officer